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EXHIBIT 99.1

[NATIONAL OILWELL LOGO]

NEWS      CONTACT: STEVE KRABLIN                                  (713) 346-7773

FOR IMMEDIATE RELEASE
---------------------

                 NATIONAL OILWELL REPORTS FIRST QUARTER EARNINGS

HOUSTON, TX, April 25, 2003--National-Oilwell, Inc. (NYSE: NOI) today announced results for the first quarter of 2003, reporting net income of $19.2 million, or $0.23 per diluted share, an 11.6% increase over fourth quarter net income of $17.2 million, or $0.21 per diluted share. Revenues were $500.6 million for the period compared to fourth quarter revenues of $393.6 million.

Backlog of capital equipment orders increased to $368 million at March 31, 2003, compared to $364 million at December 31, 2002. Revenues from backlog for the first quarter were $170 million, with order additions for the period of $174 million.

Pete Miller, President and CEO of National Oilwell, stated "We are extremely pleased with the growth in our backlog, the first increase since September 2001 that was not the result of an acquisition. The quarter saw strong shipping and order intake activity, including the successful attainment of the entire drilling suite and related engineering and design work for one of what we believe will be several large international projects awarded during 2003.

"Most of the revenue growth over the fourth quarter of last year is the result of our recent Hydralift and Mono Pump acquisitions, which also increased our fixed costs in the first quarter. These acquisitions have favorably positioned the company for future growth, with Hydralift further enhancing our ability to participate in large offshore projects. As we complete the integration of Hydralift into our other Norwegian operations in the second quarter, these fixed costs will decline.

"While we are encouraged by the increase in land drilling activity in the first quarter of 2003, our operating results will benefit as the trend broadens to the international, offshore and deeper drilling markets. "

National Oilwell is a worldwide leader in the design, manufacture and sale of comprehensive systems and components used in oil and gas drilling and production, as well as in providing supply chain integration services to the upstream oil and gas industry.

                                    - more -
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Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

The following table sets forth comparative data (in thousands, except per share data):

                                                    Quarter Ended                    QUARTER ENDED
                                                     December 31,                       MARCH 31,
                                                     -----------            --------------------------------
                                                         2002                   2003                  2002
                                                     -----------            -----------            ---------
Revenues
    Products and Technology Group                    $   238,088            $   335,476            $ 241,272
    Distribution Services Group                          174,194                184,336              167,529
    Eliminations                                         (18,641)               (19,236)             (19,815)
                                                     -----------            -----------            ---------
      Total                                          $   393,641            $   500,576            $ 388,986

Operating Income
    Products and Technology Group                    $    31,253            $    41,832            $  35,450
    Distribution Services Group                            4,293                  4,716                4,568
    Corporate                                             (3,078)                (3,120)              (2,302)
                                                     -----------            -----------            ---------
      Total                                          $    32,468            $    43,428            $  37,716

Net Income                                           $    17,167            $    19,166            $  21,185

Average diluted shares outstanding                        81,743                 84,476               81,585

Net income per diluted share                         $      0.21            $      0.23            $    0.26

Backlog for capital equipment at quarter end         $   364,000            $   368,000            $ 300,000


Condensed Balance Sheet Data:

Cash and cash equivalents                            $   118,338            $    65,361
Accounts receivable                                      428,116                439,975
Inventories                                              470,088                517,689
Other                                                     98,526                126,105
                                                     -----------            -----------
    Total current assets                               1,115,068              1,149,130
Net property, plant and equipment                        208,420                240,451
Other assets                                             645,174                695,041
                                                     -----------            -----------
    Total assets                                     $ 1,968,662            $ 2,084,622

Current liabilities                                  $   346,216            $   369,178
Long-term debt                                           594,637                603,043
Deferred income taxes                                     54,612                 55,496
Other liabilities                                         30,229                 34,208
                                                     -----------            -----------
    Total liabilities                                  1,025,694              1,061,925

Minority interest                                          9,604                 11,530

Shareholders' equity                                     933,364              1,011,167
                                                     -----------            -----------
    Total liabilities and equity                     $ 1,968,662            $ 2,084,622

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